UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 3, 2014

Spark Networks, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32750	20-8901733
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11150 Santa Monica Boulevard, Suite 600, Los Angeles, California	90025
(Address of Principal Executive Offices)	(Zip Code)

(310) 893-0550

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 3, 2014, effective immediately, the Board of Directors of Spark Networks, Inc. (the “Company”) has appointed Ian V. Jacobs to serve as director, with a term ending at the Company’s 2015 annual meeting of stockholders. Mr. Jacobs fills the vacancy created by the previously announced July 2, 2014 resignation of director Thomas Stockham. At this time, the Board has appointed Mr. Jacobs to serve as Chairman of the Compensation Committee of the Board of Directors.

Mr. Jacobs, age 37, is the managing member of 402 Capital, LLC, an investment management firm, which he founded in March 2009. From 2003 until 2009, Mr. Jacobs was employed by Berkshire Hathaway Inc., Omaha, NE. He received his Masters of Business Administration from Columbia University in 2003. Prior to receiving his MBA, Mr. Jacobs was an associate with Goldman Sachs, New York, NY. He completed the CFA program in 2001 and received his BA in Economics from Yeshiva University in 1997. Mr. Jacobs has considerable experience in U.S. capital markets, and has focused his investing on businesses with identifiable structural competitive advantages.

Mr. Jacobs was appointed to the Board in connection with a Solicitation Agreement (the “Solicitation Agreement”), dated May 22, 2014, by and among John H. Lewis, Osmium Partners, LLC (“Osmium Partners”), Osmium Capital, LP (“Osmium I”), Osmium Capital II, LP (“Osmium II”), Osmium Spartan, LP (“Osmium III”), Osmium Diamond, LP (together with Osmium I, Osmium II and Osmium III, the “Osmium Funds”), SCA Partners, LP (“SCA”), 402 Fund, LP (together with SCA, the “402 Funds”), 402 Capital, LLC (“402 Capital”) and Mr. Jacobs. Osmium Partners is the general partner of each of the Osmium Funds, and Mr. Lewis is the managing member of Osmium Partners (collectively, Mr. Lewis, Osmium Partners and the Osmium Funds, the “Osmium Parties”). 402 Capital is the general partner of the 402 Funds (Mr. Jacobs, 402 Capital and the 402 Funds, the “402 Parties”).

As previously disclosed, Mr. Lewis and other nominees of the Osmium Parties were elected to the Company’s Board by the stockholders at the Company’s June 27, 2014 annual meeting of stockholders (the “Annual Meeting”). Among the terms of the Solicitation Agreement, the Osmium Parties agreed that, if all of their nominees to the Board of Directors were elected at the Annual Meeting, the Osmium Parties would request that such nominees cause the appointment of a designee of the 402 Parties to the Board of Directors.

Mr. Jacobs has not been a party to any transaction involving the Company required to be disclosed under Item 404(a) of Regulation S-K.

A copy of the press release announcing the appointment is attached hereto as exhibit 99.1 and incorporated herein by reference

Item 5.03	Amendments to Articles of Incorporation or Bylaws.

As previously announced, at the Annual Meeting of Stockholders on June 27, 2014, the stockholders of the Company approved two amendments to the Company’s Amended and Restated Bylaws (the “Bylaws”) relating to the ability of stockholders to call special meetings of stockholders and the ability of beneficial stockholders to submit proposals and nominations for director at annual meetings of stockholders. To reflect the amendments to Section 2.3 and Sections 2.9(A) and (B) of the Bylaws as a result of the stockholder approvals, the Board of Directors adopted the Second Amended and Restated Bylaws of the Company. The Second Amended and Restated Bylaws are attached hereto as Exhibit 3.2.

Item 8.01	Other Events.

Also on July 3, 2014, the Board of Directors appointed Michael J. McConnell as Chairman of the Board of Directors.

Further, the Board reconstituted the membership of the Compensation Committee as follows: Mr. Jacobs (Chairman), Mr. Lewis and Mr. Turek.

The Board further constituted the membership of the Nominating Committee to comprise all of the members of the Board of Directors. Mr. Lewis was approved as the Chairman of the Nominating Committee.

On July 6, 2014, the Board also reconstituted the membership of the Audit Committee as follows: Mr. Davis (Chairman and Audit Committee Financial Expert), Mr. McConnell and Mr. Jacobs.

The Board on July 6, 2014 also approved the following program for non-employee director compensation:

•	Base Annual Board Service Fee: Each director is paid $30,000 annually, in equal quarterly installments.

•	Board Chairmanship Fee: The Chairman is paid an additional $30,000 annually, in equal quarterly installments.

•	Base Annual Committee Service Fee: Each non-committee chair member of the Compensation or Nominating Committee is paid $2,500 annually per committee, and each non-committee chair member of the Audit Committee is paid $4,000 annually.

•	Committee Chairmanship Service Fee: The chair of the Audit Committee receives $8,000 per year and each chair of the Nominating or Compensation Committee receives $4,000 annually per chairmanship. Such committee chairmanship service fees are inclusive of the base annual committee service fees.

•	No fees for attendance of individual Board or committee meetings

•	Discretionary grants of stock options from time to time.

In addition, the Board approved as an initial sign-on grant to the five directors who have joined the Board of Directors, options to purchase 50,000 shares of Company common stock under the Company’s 2007 Omnibus Incentive Plan vesting annually in four equal installments beginning on the first anniversary of the grant date based on the Company’s closing price as of July 7, 2014 ($5.37).

A copy of the press release announcing the actions described above is attached hereto as exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

3.1	Second Amended and Restated Bylaws, as amended effective July 3, 2014.

99.1	Press Release dated July 7, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARK NETWORKS, INC.

Date: July 7, 2014

	By:	/s/ Michael J. McConnell
	Name:	Michael J. McConnell
	Title:	Chairman of the Board